Exhibit 99.1

GEOSOUTHERN INTERMEDIATE HOLDINGS, LLC

AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2012

(With Independent Auditors’ Report Thereon)

GEOSOUTHERN INTERMEDIATE HOLDINGS, LLC

AND SUBSIDIARIES

Independent Auditors’ Report

The Sole Member

GeoSouthern Intermediate Holdings, LLC:

We have audited the accompanying consolidated financial statements of GeoSouthern Intermediate Holdings, LLC and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2012, and the related consolidated statements of operations, changes in member’s equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of GeoSouthern Intermediate Holdings, LLC and its subsidiaries as of December 31, 2012, and the results of their operations and their cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.

Other Matters

Accounting principles generally accepted in the United States of America require that the supplemental information relating to oil and natural gas producing activities be presented to supplement the basic financial statements. Such information, although not a part of the basic financial statements, is required by the United States Financial Accounting Standards Board who as described in Accounting Standards Codification Topic 932-235-50 considers the supplemental information to be an essential part of financial reporting for placing the basic financial statements in an appropriate operational, economic, or historical context. We have applied certain limited procedures to the required supplementary information in accordance with auditing standards generally accepted in the United States of America, which consisted of inquiries of management about the methods of preparing the information and comparing the information for consistency with management’s responses to our inquiries, the basic financial statements, and other knowledge we obtained during our audit of the basic financial statements. We do not express an opinion or provide any assurance on the information because the limited procedures do not provide us with sufficient evidence to express an opinion or provide any assurance.

/s/ KPMG LLP

Houston, Texas

December 10, 2013

GEOSOUTHERN INTERMEDIATE HOLDINGS, LLC

AND SUBSIDIARIES

Consolidated Balance Sheet

December 31, 2012

Assets
Current assets:
Cash and cash equivalents	$106,357,701
Restricted cash	7,016,141
Receivables:
Accounts receivable	53,803,632
Accounts receivable – affiliates	3,763,810
Accrued revenues	63,704,125
Prepaid expenses	15,261,472
Oil inventory	577,174

Total current assets	250,484,055

Oil and gas properties, successful efforts method:
Proved properties	1,140,387,363
Unproved properties	76,268,821
Less accumulated depreciation, depletion, amortization, and impairment of proved oil and gas properties	(370,967,391)

Net oil and gas properties	845,688,793

Other property and equipment	27,056,190
Deferred financing fees, net of amortization and impairment	4,159,263

Total assets	$1,127,388,301

Liabilities and Member’s Equity
Current liabilities:
Accounts payable	$5,308,411
Accounts payable – affiliates	62,937,477
Accounts payable – Beal Bank	662,985
Accrued liabilities	174,412,946

Total current liabilities	243,321,819

Long-term liabilities:
Long-term debt	542,250,000
Asset retirement obligation	2,385,166
Deferred income taxes	7,243,390

Total liabilities	795,200,375

Member’s equity	332,187,926

Total liabilities and member’s equity	$1,127,388,301

See accompanying notes to consolidated financial statements.

GEOSOUTHERN INTERMEDIATE HOLDINGS, LLC

AND SUBSIDIARIES

Consolidated Statement of Operations

Year ended December 31, 2012

Operating revenues:
Oil sales	$630,261,117
Natural gas sales	107,126,102
Natural gas liquids sales	19,685,593
Marketing revenues	70,526,213

Total revenues	827,599,025

Operating expenses:
Production taxes	38,099,424
Lease operating expenses	61,103,137
Marketing expenses	56,165,864
Depreciation, depletion, and amortization	242,394,733
Exploration expenses	69,663,184
General and administrative	46,738,756

Total expenses	514,165,098

Income from operations	313,433,927

Other income and (expenses):
Interest expense	(5,594,109)
Gain on sale of properties	923,528

Total other income and (expenses)	(4,670,581)

Income before income taxes	308,763,346
Income tax expense	3,592,266

Net income	$305,171,080

See accompanying notes to consolidated financial statements.

GEOSOUTHERN INTERMEDIATE HOLDINGS, LLC

AND SUBSIDIARIES

Consolidated Statement of Changes in Member’s Equity

Year ended December 31, 2012

	Additional paid-in capital	Accumulated income	Total equity
Balance at December 31, 2011	$313,280,820	183,736,026	497,016,846
Member distributions	(470,000,000)	—	(470,000,000)
Net income	—	305,171,080	305,171,080

Balance at December 31, 2012	$(156,719,180)	488,907,106	332,187,926

See accompanying notes to consolidated financial statements.

GEOSOUTHERN INTERMEDIATE HOLDINGS, LLC

AND SUBSIDIARIES

Consolidated Statement of Cash Flows

Year ended December 31, 2012

Net income	$305,171,080
Cash flows from operating activities:
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	242,394,733
Exploration expenses	65,593,967
Amortization and impairment of deferred financing fees	2,775,151
Gain on sale of properties	923,528
Deferred income taxes	2,285,658
Changes in assets and liabilities:
Accounts receivable	11,273,750
Accounts receivable – affiliates	8,843,791
Prepaid expenses	15,496
Oil inventory	(577,174)
Accounts payable	3,146,720
Accounts payable – affiliates	(25,714,127)
Accounts payable – Beal Bank	(538,187)
Accrued liabilities	4,430,408

Net cash provided by operating activities	620,024,794

Cash flows from investing activities:
Additions to oil and gas properties	(494,642,858)
Proceeds from sale of oil and gas properties	1,671,355
Purchase of other property and equipment	(17,910,497)
Restricted cash	(7,016,141)

Net cash used in investing activities	(517,898,141)

Cash flows from financing activities:
Proceeds from long-term debt	403,000,000
Deferred financing fees	(2,634,038)
Member distributions	(470,000,000)

Net cash used in financing activities	(69,634,038)

Net increase in cash	32,492,615
Cash and cash equivalents, at beginning of period	73,865,086

Cash and cash equivalents, at end of period	$106,357,701

See accompanying notes to consolidated financial statements.

GEOSOUTHERN INTERMEDIATE HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2012

(1)	Organization and Nature of Operations

GeoSouthern Intermediate Holdings, LLC (the Company) is a Delaware limited liability company headquartered in The Woodlands, Texas with subsidiaries engaged in crude oil and natural gas property acquisition, exploration, development, production, and marketing and midstream activities in the onshore United States. The Company’s only assets are its equity interests in four wholly owned, limited liability companies: GeoSouthern DeWitt Properties, LLC (DeWitt), GeoSouthern Lavaca Properties, LLC (Lavaca), GeoSouthern Fayette Properties, LLC (Fayette) and Eagle Ford Field Services, LLC (Field Services). The Company was formed on November 3, 2011.

These financial statements reflect the financial position of the Company as of December 31, 2012 and the results of operations, changes in member’s equity, and cash flows of the Company for the year then ended. The contributed assets and liabilities of DeWitt, Lavaca, Fayette, and Field Services were recorded by the Company at GeoSouthern Energy Corporation’s (the Parent) historical cost as this was a transaction between entities under common control.

On January 7, 2011, the Parent entered into a transaction with affiliates of Blackstone Capital Partners, LP (Blackstone). Under the terms of this transaction (the Blackstone Transaction), Blackstone and the Parent formed GeoSouthern Eagle Ford Development, LLC (Eagle Ford). The Parent owns a controlling interest in Eagle Ford and Blackstone owns a minority interest in Eagle Ford. In consideration for its interest, the Parent transferred all of the equity interest in DeWitt to Eagle Ford and DeWitt became a wholly owned subsidiary of Eagle Ford. In consideration for its interest, Blackstone contributed cash to Eagle Ford. Also in connection with the Blackstone Transaction, the Parent transferred certain leasehold and oil and gas properties located in Lavaca and Fayette Counties, Texas to newly formed, wholly owned subsidiaries of Eagle Ford: Lavaca and Fayette.

In connection with the Revolving Credit Facility (as defined in note 5 – Long-Term Debt) DeWitt, Lavaca and Fayette (the Borrowers) entered into on November 8, 2011, Eagle Ford formed and transferred the equity interest in the Borrowers to the Company on November 3, 2011. The Company is the guarantor of the Borrowers’ obligations under the Revolving Credit Facility and a wholly owned subsidiary of Eagle Ford.

On January 24, 2012, the Parent transferred ownership of Field Services to the Company, and Field Services became a Borrower under the Revolving Credit Facility on February 17, 2012. This transaction is considered to be a transfer between entities under common control.

The Company, together with its wholly owned subsidiaries, seeks to build member’s equity through profitable growth in reserves, production and midstream projects, which management expects will include investing in and profitably exploiting existing development programs and acreage positions as well as growth through exploration and acquisitions. Substantially all of the Company’s revenues are generated through the sale of oil and natural gas production. The Company’s oil and gas assets are focused in the liquids-rich portion of the Eagle Ford Shale play in South Texas.

GEOSOUTHERN INTERMEDIATE HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2012

(a)	DeWitt

DeWitt holds leases located in the Black Hawk Field covering portions of DeWitt, Karnes, and Gonzales Counties, Texas. Petrohawk Operating Company (Petrohawk) is the operator during the drilling and completion phase, and the Parent is the operator after the wells are placed on production.

(b)	Lavaca

Lavaca holds leases in Lavaca County, Texas. The Parent is the operator of drilling, completion, and production across the majority of Lavaca’s acreage. Lavaca has an area of mutual interest covering portions of its acreage with Magnum Hunter Resources Corporation (MHR), and MHR operates certain wells therein.

(c)	Fayette

Fayette holds leases in Fayette County, Texas. These leaseholds consist entirely of unproved properties. As of December 31, 2012, Fayette had no revenues from its oil and gas operations, therefore, its activities are considered to be those of a development stage enterprise.

(d)	Field Services

Field Services provides crude oil marketing and midstream services to both affiliated companies and third parties. At December 31, 2012, Field Services was constructing a permanent crude oil terminal and barge loading facility.

The Company’s current and future revenues, profitability, and cash flows depend on, among other things, its subsidiaries’ ability to find, acquire, develop, and produce oil and gas properties and provide crude oil marketing and midstream services at a reasonable cost. Since inception, the Company has relied on net cash flow from oil and gas production and other funding in the form of equity contributions from its sole member and long-term debt, to acquire, explore, develop, produce, and market production from oil and gas properties and to pay general company operating expenses.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The Company presents its financial statements in accordance with U.S. generally accepted accounting principles (GAAP). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated upon consolidation.

(b)	Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original or remaining maturity of three months or less to be cash equivalents. The Company maintains cash balances in deposit accounts with major financial institutions, which at times exceed federally insured limits. Deposits in the United States of America are guaranteed by the Federal Deposit Insurance Corporation (FDIC). In July 2010, the FDIC made permanent the deposit insurance maximum of $250,000 per depositor and in November 2010 extended unlimited insurance for noninterest bearing

GEOSOUTHERN INTERMEDIATE HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2012

accounts through December 31, 2012. After this date, the deposit insurance maximum of $250,000 per depositor applies to noninterest bearing accounts. The Company monitors the financial condition of the financial institutions in which it maintains such deposits and has experienced no losses associated with these accounts.

(c)	Restricted Cash

Restricted cash of $7.0 million on the consolidated balance sheet at December 31, 2012 represents cash the Company has deposited into a separate account in accordance with the terms of a Standby Letter of Credit in connection with constructing the permanent crude oil terminal and barge loading facility at the Port of Victoria.

(d)	Accounts Receivable

Trade accounts receivables are recorded at the invoiced amount and do not bear interest. The Company sells crude oil, natural gas, and natural gas liquids. In addition, the Company participates with other parties in the operation of oil and gas properties. Substantially all of the Company’s accounts receivables are due from either purchasers of crude oil, natural gas, and natural gas liquids or participants in oil and gas properties in which the Company has an economic interest.

(e)	Oil Inventory

The Company’s inventory consists of crude oil. Inventory is valued at lower of cost or market, using the average cost method.

(f)	Oil and Gas Properties

The Company applies the successful efforts method of accounting for oil and gas properties. Acquisition costs and costs of drilling exploratory wells are capitalized pending determination of whether proved reserves can be attributed to the field as a result of drilling such exploratory wells. Unproved leasehold costs are transferred to proved oil and gas properties to the extent they are associated with successful exploration activities.

Depreciation, Depletion, and Amortization (DD&A): Costs of drilling, completing, and equipping successful exploratory wells, development wells, costs to construct or acquire facilities and associated asset retirement costs are depreciated on a unit-of-production basis over the remaining life of total estimated proved developed oil and gas reserves by field. Costs of acquiring proved properties, including leasehold acquisition costs transferred from unproved leaseholds, are depleted on a unit-of-production basis over the remaining life of total estimated proved reserves. DD&A expense for the Company’s oil and natural gas properties was approximately $242.4 million for the year ended December 31, 2012.

Proved Property Impairment: The Company reviews its oil and gas properties for impairment when events and circumstances indicate a significant decline in the recoverability of the carrying value of such properties. The Company estimates the undiscounted future cash flows expected in connection with the property and compares such undiscounted future cash flows to the carrying value of the property to determine if the carrying amount is recoverable. If the carrying amount of the property exceeds its estimated undiscounted future cash flows, the carrying amount of the property is reduced

GEOSOUTHERN INTERMEDIATE HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2012

to its estimated fair value. The factors used to determine fair value are subject to management’s judgment and expertise and include, but are not limited to, the present value of future cash flows, net of estimated operating and development costs using estimates of proved reserves, future commodity pricing, future production estimates, anticipated capital expenditures, and a discount rate commensurate with risk and current market conditions associated with realizing the expected cash flows projected.

Exploration Expenses: Under successful efforts, exploratory, geological and geophysical costs, delay rentals, and amortization and impairment of unproved leasehold costs are charged to exploration expenses as incurred. If management determines that commercial quantities of hydrocarbons have not been discovered, capitalized costs associated with exploratory wells are charged to exploration expenses. Acquisition costs of unproved leaseholds are assessed for impairment, on a group basis, during the holding period. This impairment will generally be based on the Company’s future development plans. See note 4 – Exploration Expenses for additional information.

(g)	Other Property and Equipment

Other property and equipment includes the permanent crude oil terminal and barge loading facility located at the Port of Victoria which was in progress at December 31, 2012.

(h)	Capitalized Interest

The Company capitalizes its interest costs related to financing arrangements for which the primary use of proceeds is to fund activities that are necessary to prepare the Company’s oil and gas assets for their intended use and to fund the construction of midstream capital projects. Once the oil and gas assets are placed into production or the midstream capital projects are placed into operation, the capitalized costs of that property are considered to be contributory to the earnings activities of the Company and no longer qualify for interest capitalization. Capitalized interest is attached to the qualifying costs on which the interest was computed and is amortized or tested for impairment in the same manner as those costs. The Company incurred $6.8 million of interest charges of which $4.0 million were capitalized to oil and gas properties or other property and equipment in the year ended December 31, 2012. Cash paid for interest in the year ended December 31, 2012 was $6.7 million.

(i)	Asset Retirement Obligations

The Company recognizes the present value of estimated future plugging, site restoration, and abandonment costs of its oil and gas properties in both assets and liabilities. The fair value of the liability for an asset retirement obligation (ARO) is recognized in the period in which the legal obligation to retire an asset is incurred.

The Company determines the ARO by calculating the present value of estimated cash flows related to the liability. Estimating the future ARO requires management to make estimates, assumptions, and judgments regarding such factors as plugging and abandonment amounts, timing of settlements, the credit-adjusted risk-free rate to be used and inflation rates. The liability is then accreted each period until it is settled or the asset is sold, at which time the liability is reversed and any gain or loss

GEOSOUTHERN INTERMEDIATE HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2012

resulting from the settlement of the obligation is recorded. The initial fair value of the ARO is capitalized and subsequently depreciated or amortized as part of the carrying amount of the related asset. There are no assets legally restricted for the purpose of settling AROs. See note 3 – Asset Retirement Obligations for additional information.

(j)	Other Long-Term Assets

Other long-term assets consist of deferred financing fees, net of amortization and impairment. Costs incurred in connection with obtaining debt financing are capitalized and amortized to interest expense using the straight-line method over the term of the applicable credit facility. Amortization expense was $0.9 million for the year ended December 31, 2012. An impairment of $1.8 million of deferred financing fees in relation to the borrowing base redeterminations was recorded in the year ended December 31, 2012. See note 5 – Long-Term Debt for additional information.

(k)	Income Taxes

The Company is a limited liability company and is wholly owned by a single member. As such, the Company is considered a disregarded entity for federal income tax purposes and does not file a federal income tax return. The Company’s items of income, loss, and deduction are reported on the federal income tax return of its wholly owned regarded member. The Company is treated as a partnership for state income tax purposes. The Company’s assets are 100% located in the state of Texas, and therefore, the Company is only subject to Texas Margin Tax. See note 6 – Income Taxes for additional information.

(l)	Revenue Recognition

The Company records revenues from the sales of crude oil, natural gas and natural gas liquids (NGLs) when the product is delivered at a fixed or determinable price, title has transferred and collectability is reasonably assured. The Company has elected the sales method to account for natural gas production imbalances. In accordance with the sales method, a liability is recorded by a party when remaining reserves are insufficient to offset the imbalance. The Company did not have any significant imbalance positions at December 31, 2012. Sales of crude oil and natural gas generally occur at the wellhead or central gathering facility. When sales of oil and gas occur at locations other than the wellhead, the Company accounts for costs incurred to transport production volumes to the delivery point as lease operating expenses.

Field Services engages in the purchase of crude oil from the Parent and certain third parties and markets the product to independent purchasers. Marketing revenues are recognized when the product has been delivered to a custody transfer point at a fixed or determinable sales price, title has transferred, and the collection of revenue from the sale is reasonably assured. For the year ended December 31, 2012, the Company recorded gross revenue of $1,233.2 million and cost of sales of $1,162.7 million resulting in net marketing revenue of $70.5 million as reported in the consolidated statement of operations.

GEOSOUTHERN INTERMEDIATE HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2012

(m)	Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management of the Company to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amount of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenues and expenses. Changes in these assumptions, judgments, and estimates will occur as a result of the passage of time and the occurrence of future events and, accordingly, actual results could differ from amounts initially established.

The most significant areas requiring the use of assumptions, judgments, and estimates relate to determining the carrying value of oil and gas properties, volumes of oil and natural gas reserves used in calculating DD&A, the amount of expected future cash flows used in determining possible impairments of proved oil and gas properties, and the amount of future capital costs used in these calculations. Assumptions, judgments, and estimates are also required in determining AROs and estimating fair values of derivative instruments and commitments and contingencies.

(n)	Commitments and Contingencies

The Company may be subject to various legal proceedings and claims which arise in the ordinary course of business. The Company believes that the final disposition of such matters will not have a material adverse effect on the Company’s financial position or results of operations.

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, environmental matters, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. See note 7 – Commitments and Contingencies for additional information.

(3)	Asset Retirement Obligations

The Company has AROs arising from plugging, abandonment, and lease restoration costs as a result of regulatory requirements to perform certain asset retirement activities at the expiration of a well’s productive life. The liability is initially measured at fair value and subsequently is adjusted for accretion expense and changes in the amount or timing of the estimated cash flows. The accretion expense is recorded as a component of DD&A in the Company’s consolidated statement of operations. The corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset’s remaining useful life.

GEOSOUTHERN INTERMEDIATE HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2012

The following table presents the activity for the AROs for the year ended December 31, 2012 (in thousands):

Asset retirement obligation, beginning of period	$1,136
Additional obligation incurred	1,152
Changes in estimates	3
Accretion expense	94

Asset retirement obligation, end of period	$2,385

(4)	Exploration Expenses

As of December 31, 2011, Lavaca had one exploratory well that was drilled in 2011 with associated costs of $5.0 million that were capitalized pending determination of proved reserves. In September of 2012, the Company concluded that this well did not encounter proved reserves therefore the capitalized costs are included in exploration expenses.

The Company records impairment of unproved leasehold costs when the determination is made to abandon a lease. During 2012, the Company recorded an impairment of unproved leasehold costs of $60.6 million related to leases abandoned. This impairment is included in exploration expenses on the consolidated statement of operations in the year ended December 31, 2012.

(5)	Long-Term Debt

Beal Bank Credit Facility

On January 1, 2011, DeWitt was party to a Senior Secured Credit Facility (the Credit Facility) with CLMG Corp. as administrative agent and Beal Bank Nevada as Lender (collectively, Beal Bank). The Credit Facility permitted DeWitt to borrow up to $125 million through June 2014, contingent upon (among other factors) DeWitt’s compliance with certain financial and proved reserve-based coverage ratios and the receipt of credit committee approval from Beal Bank.

Under the terms of the Credit Facility, DeWitt was obligated to convey to Beal Bank a 10.0% net profits interest, proportionately reduced to DeWitt’s interest, in certain wells located in the Black Hawk Field spud on or after June 29, 2010. DeWitt delivered to Beal Bank a net profits interest in 26 wells and has no obligation to provide Beal Bank with a net profits interest in any additional properties. The net profits interests in the 26 subject wells expire on July 1, 2014.

Revolving Credit Facility

On November 8, 2011, DeWitt retired the existing credit facility with Beal Bank and together with the Company, Lavaca, and Fayette, entered into a new credit agreement (the Revolving Credit Facility) with a group of financial institutions to finance the development of oil and gas properties and provide working capital for the Borrowers. On February 17, 2012, the Borrowers amended the Revolving Credit Facility to designate Field Services as an additional Borrower.

GEOSOUTHERN INTERMEDIATE HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2012

The initial borrowing base of the Revolving Credit Facility was $250.0 million with a $30.0 million sublimit for letters of credit and a $15.0 million sublimit for swing line loans. On April 26, 2012 the borrowing base was increased by $300.0 million and on November 16, 2012 the borrowing base was increased by $150.0 million resulting in a $700.0 million borrowing base as of December 31, 2012. In connection with the initial closing and subsequent borrowing base redeterminations, DeWitt incurred financing fees of $2.6 million in the year ended December 31, 2012. DeWitt is the lead borrower under the Revolving Credit Facility and paid the financing fees directly on behalf of all Borrowers. These fees were included as increases to the deferred financing fee balance. As of December 31, 2012, $464.3 million, $53.0 million, and $25.0 million were outstanding under the Revolving Credit Facility with DeWitt, Lavaca, and Field Services, respectively. No letters of credit or swing line loans were outstanding at December 31, 2012. The borrowing base is subject to semi-annual redeterminations or interim redeterminations as determined by the lenders or the Borrowers.

The obligations under the Revolving Credit Facility are secured by perfected real property mortgages on oil and gas reserves of the Borrowers included in the most recent reserve report and equity interests in the Borrowers. The obligations of the Borrowers are guaranteed by the Company. The maturity date for borrowings under the Revolving Credit Facility is November 8, 2016.

Pursuant to the credit agreement, interest on the Revolving Credit Facility borrowings is calculated using either the base rate plus applicable margin or the Eurodollar rate plus applicable margin. The base rate is defined as the higher of (a) the prime rate established by the administrative agent, (b) the federal funds rate in effect plus 0.50%, and (c) the daily one-month Eurodollar plus 1.00%. The applicable margin ranges from 0.75% to 1.75% for base rate loans and from 1.75% to 2.75% for Eurodollar loans, depending on the borrowing base utilization percentage. In addition to interest, the lenders receive a commitment fee on the unutilized available commitments equal to 0.38% or 0.50% per annum depending on the borrowing base utilization percentage. Interest and commitment fees are payable on a quarterly basis. The average interest rate on loan amounts outstanding at December 31, 2012 was 2.59%.

The credit agreement contains various covenants that, among other things, require the Company to maintain a consolidated total debt to consolidated earnings before interest, taxes, depreciation, amortization, and exploration expenses (EBITDAX) ratio of less than 4.0 to 1.0 for the most recently completed four fiscal quarter period beginning with the fiscal quarter ending March 31, 2012 and to maintain a minimum current ratio of at least 1.0 to 1.0.

GEOSOUTHERN INTERMEDIATE HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2012

(6)	Income Taxes

Income tax expense for the year ended December 31, 2012 consisted of the following (in thousands):

Federal:
Current	$—
Deferred	—

—

State:
Current	1,306
Deferred	2,286

3,592

Total income tax expense	$3,592

The reconciliation of income tax expense computed at the United States federal statutory income tax rates for the year ended December 31, 2012 is as follows (in thousands):

	Amount	Percentage
Book income for 2012	$308,763	N/A
Income tax expense at United States statutory rates	108,067	35.00%
Less income tax expense for entity not subject to federal income tax	(108,067)	(35.00)
Add state income tax expense for Texas Margin Tax	3,592	1.16

Total income tax expense	$3,592	1.16%

Current income tax expense (benefit) is settled with the Company’s sole regarded member through an intercompany income tax receivable/payable.

The Company’s $7.2 million net deferred income tax liability at December 31, 2012 consists primarily of the tax effect on temporary differences related to the Company’s oil and gas properties.

(7)	Commitments and Contingencies

Field Services has a ground lease located at the Port of Victoria under an operating lease effective August 4, 2011 with a term of ten years.

GEOSOUTHERN INTERMEDIATE HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2012

Future minimum lease payments for each of the five years subsequent to December 31, 2012 are as follows (in thousands):

2013	$159
2014	159
2015	159
2016	167
2017	183
Thereafter	701

Total	$1,528

Field Services had capital commitments of $10.8 million for construction of the permanent crude oil terminal and barge loading facility at the Port of Victoria as of December 31, 2012 to be paid in the year ended December 31, 2013.

(8)	Transactions with Affiliates and Related Parties

Affiliates and related parties include a party that controls, is controlled by, or is under common control with the Company, members and management of the Company and members of their immediate families.

On January 7, 2011, Lavaca and Fayette received $13.6 million and $14.5 million, respectively, in capital contributions from the Parent in the form of an assignment of various oil and gas properties. On January 24, 2012, the Parent transferred ownership of Field Services to the Company.

The Parent serves as the operator of certain of DeWitt’s and Lavaca’s properties covered under joint operating agreements specific to each production unit. The Parent markets DeWitt’s and Lavaca’s operated production volumes. The Parent receives all revenues from operated crude oil and natural gas sales and disperses such funds to DeWitt, Lavaca, and other working and royalty interest owners based on their revenue interests in the subject properties. During the year ended December 31, 2012, Field Services purchased 10.3 million barrels of gross production attributable to the Black Hawk Field from the Parent for an amount of $985.2 million.

Field Services borrowed $7.0 million from DeWitt in January of 2012 to fund its capital program. On March 1, 2012, Lavaca and Field Services borrowed $18.0 million and $10.0 million, respectively, directly from the financial institutions and settled their payables of $12.8 million and $7.0 million, respectively, with DeWitt. The Borrowers under the Revolving Credit Facility will no longer make loans to each other and will borrow monies directly from the financial institutions.

In connection with the Blackstone Transaction, Eagle Ford entered into a Management Services Agreement with the Parent under which the Parent agreed to provide certain management and general and administrative support services to Eagle Ford. In consideration for such services, the Parent is entitled to receive a Management Fee in an amount stated in the Company’s annual budget approved by its Board of Managers. The Management Fee is compared to actual results on an annual basis and correcting entries are made as deemed appropriate by management. During the year ended December 31, 2012, the Company paid to the Parent an aggregate of approximately $23.0 million in Management Fees. The Management Fees are allocated to DeWitt, Lavaca, Fayette, and Field Services based on total revenues. Management considers total revenues an appropriate allocation base for the Management Fees.

GEOSOUTHERN INTERMEDIATE HOLDINGS, LLC

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2012

In connection with the Blackstone Transaction, Eagle Ford entered into an Advisory Services Agreement effective as of October 1, 2012 with the Parent and Blackstone under which the Parent and Blackstone agreed to provide certain advisory services to the Eagle Ford. In consideration for such services, the Parent and Blackstone are entitled to receive a Monitoring Fee pro rata in accordance with their respective common membership interests for each calendar quarter an aggregate amount equal to 2.00% of EBITDAX of Eagle Ford for such quarter. During the year ended December 31, 2012, Eagle Ford paid to the members an aggregate of $15.5 million in Monitoring Fees. The Monitoring Fees are allocated to the subsidiaries based on EBITDAX. Management considers EBITDAX an appropriate allocation base for the Monitoring Fees.

(9)	Subsequent Events

The restriction on cash in accordance with Field Services’ Standby Letter of Credit expired on January 27, 2013. The permanent crude oil terminal and barge loading facility located at the Port of Victoria was operational in March of 2013.

DeWitt entered into a term purchase contract in March of 2013 with a contract period of May 1, 2013 through April 30, 2014. Over the year term of the contract, DeWitt is obligated to deliver 456,000 barrels of natural gas liquids at market terms.

On January 1, 2013, Field Services entered into a Crude Oil Terminal and Storage agreement and Crude Oil Transportation and Deficiency agreement with DeWitt for a period of ten years and for volumes of up to 46,000 barrels per day at fixed fees. The commencement date of said agreements is yet to be determined and is contingent upon the completion of Field Services’ planned crude oil pipeline from the Black Hawk Field to the Port of Victoria.

On April 26, 2013 the Revolving Credit Facility borrowing base was increased by $100.0 million and on October 3, 2013 the borrowing base was increased by $300.0 million resulting in a $1,100.0 million borrowing base. DeWitt incurred financing fees of $1.6 million in connection with these subsequent borrowing base redeterminations.

On November 1, 2013, Lavaca purchased gas gathering assets from the Parent for $3.0 million.

On November 20, 2013, the Parent and the Company announced they had entered into a Purchase and Sale Agreement with Devon Energy Production Company, L.P. (Devon) under which Devon would acquire all of the member interests of DeWitt, Lavaca and Field Services outstanding as of November 20, 2013. The transaction has a purchase price of $6.0 billion and an effective date of September 1, 2013. The transaction is subject to customary purchase price adjustments, terms and conditions, regulatory approvals, and is expected to close in the first quarter of 2014.

GEOSOUTHERN INTERMEDIATE HOLDINGS, LLC

AND SUBSIDIARIES

Supplemental Information on Oil and Gas Operations (Unaudited)

December 31, 2012

Costs Incurred in Oil and Natural Gas Property Acquisition, Exploration and Development Activities

The following table presents the costs incurred in oil and natural gas property acquisition, exploration and development, whether capitalized or expensed, for the year ended December 31, 2012 (in thousands):

Property acquisition costs:
Proved	$—
Unproved	—
Exploration costs	4,052
Development costs	489,613

Total costs incurred	$493,665

Development costs incurred in the table above includes $1.1 million in asset retirement obligations.

Oil and Natural Gas Capitalized Costs

The following table presents the aggregate capitalized costs related to oil and natural gas production activities with applicable accumulated depletion and amortization for the year ended December 31, 2012 (in thousands):

Proved properties:
Leasehold acquisition	$80,623
Development	1,059,764
Unproved Properties	76,269

1,216,656
Less accumulated depletion and amortization	(370,967)

$845,689

Results of Oil and Natural Gas Producing Activities

The following table presents the results of operations for oil and natural gas producing activities, which excludes marketing revenues, marketing expenses, general and administrative expenses, and interest expense, for the year ended December 31, 2012 (in thousands):

GEOSOUTHERN INTERMEDIATE HOLDINGS, LLC

AND SUBSIDIARIES

Supplemental Information on Oil and Gas Operations (Unaudited)

December 31, 2012

Revenues and other:
Oil, natural gas and natural gas liquid	$757,073
Production costs:
Production taxes	38,099
Lease operating expenses	61,103

99,202
Other costs:
Depletion and amortization	242,395
Exploration expenses	69,663
Gain on sale of properties	(924)
Income tax expense	3,450

314,584

Results of operations	$343,287

Since the Company is a limited liability company and is wholly owned by a single member, there is no federal tax provision included in the results above. See notes 2 (k) and 6 – Income Taxes for additional information. Income taxes related to the Company’s marketing operations of $0.1 million are excluded.

Proved Oil, Natural Gas and NGL Reserves

Proved reserves are estimated quantities of oil, natural gas, and NGL which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs using existing economic and operating conditions. Estimating oil, natural gas, and NGL reserves is complex and inexact because of the numerous uncertainties inherent in the process. The Company utilizes both public and proprietary geological, geophysical, petrophysical, engineering and production data to establish with reasonable certainty the continuity of the Eagle Ford formation across its acreage position. This includes seismic data and interpretations, open hole log information, petrophysical analysis of log data, and core data.

The proved reserves of oil, natural gas and NGL of the Company have been prepared by the independent engineering firms, Cawley, Gillespie & Associates, Inc. and W.D. Von Gonten & Co. for the years ended December 31, 2011 and 2012, respectively. In accordance with SEC regulations, reserves at December 31, 2011 and December 31, 2012, were estimated using the average price during the 12-month period, determined as an unweighted average of the first-day-of-the-month price for each month, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions. An analysis of the change in estimated quantities of oil, natural gas and NGL reserves, all of which are located within the U.S., for the year ended December 31, 2012 is shown below:

GEOSOUTHERN INTERMEDIATE HOLDINGS, LLC

AND SUBSIDIARIES

Supplemental Information on Oil and Gas Operations (Unaudited)

December 31, 2012

	Gas	Oil	NGL	Total
	(MMcf)	(MBbls)	(MBbls)	(MBoe)
Proved developed and undeveloped reserves:
Beginning of year	210,317	54,395	—	89,448
Revisions of previous estimates	(1,977)	19,332	27,240	46,243
Purchases of reserves in place	—	—	—	—
Extensions, discoveries and other additions	294,146	96,554	40,402	185,980
Production	(21,619)	(6,698)	(601)	(10,903)

End of year	480,867	163,583	67,041	310,768

Proved developed reserves:
Beginning of year	54,461	14,678	—	23,755
End of year	77,443	29,151	10,794	52,852
Proved undeveloped reserves:
Beginning of year	155,856	39,717	—	65,693
End of year	403,424	134,432	56,247	257,916

Natural gas reserves are converted to Boe at the rate of six Mcf per Bbl of oil, based upon the approximate relative energy content of gas and oil.

Proved reserves increased by approximately 221,320 MBoe to approximately 310,768 MBoe for the year ended December 31, 2012, from 89,448 MBoe for the year ended December 31, 2011. The year ended December 31, 2012, includes 46,243 MBoe of positive revisions of previous estimates, due primarily to asset performance and the Company’s ability to report NGL volumes pursuant to a new gas services agreement. In addition, extensions and discoveries from 453 Eagle Ford locations contributed approximately 185,980 MBoe to the increase in proved reserves.

At December 31, 2012, the Company had 578 proved undeveloped well locations representing 257,916 MBoe of proved undeveloped reserves as compared to 258 proved undeveloped well locations representing 65,693 MBoe of proved undeveloped reserves at December 31, 2011. Proved undeveloped reserves comprised 83 and 73 percent of total proved reserves at December 31, 2012 and 2011, respectively. Revisions of previous estimates accounted for a 34,238 MBoe increase in proved undeveloped reserves and are primarily attributable to the change from reporting rich gas volumes in 2011 to residue gas and NGL volumes in 2012. Extensions and discoveries associated with 320 new proved undeveloped well locations increased the Company’s proved undeveloped reserves by 162,859 MBoe for the year ended December 31, 2012. Costs incurred related to the drilling and completion of the Company’s proved undeveloped reserves were approximately $97.6 million for the year ended December 31, 2012. The Company converted 4,873 MBoe or 7 percent, of the 2011 proved undeveloped reserves associated with 18 well locations to proved developed reserves in 2012. Due to an increase in active rig count and well deliverability efficiencies, the Company anticipates a higher conversion of proved undeveloped reserves to proved developed reserves in future periods. All proved undeveloped well locations at December 31, 2012 and 2011 are scheduled to be drilled within five years of their original date of booking.

GEOSOUTHERN INTERMEDIATE HOLDINGS, LLC

AND SUBSIDIARIES

Supplemental Information on Oil and Gas Operations (Unaudited)

December 31, 2012

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves

Information with respect to the standardized measure of discounted future net cash flows relating to proved reserves for the year ended December 31, 2012 is summarized below (in thousands). Future cash inflows are computed by applying applicable prices relating to the Company’s proved reserves to year-end quantities of those reserves. Future production, development and asset retirement costs are derived based on current costs assuming continuation of existing economic conditions. There are no future income tax expenses because the Company is a disregarded entity for federal income tax purposes. The Company is subject to Texas margin tax; however, these amounts are not material. See notes 2 (k) and 6 – Income Taxes for additional information about income taxes.

Future estimated revenues	$19,656,031
Future estimated production costs	4,401,378
Future estimated development costs	2,504,735

Future net cash flows	12,749,918
10% annual discount for estimated timing of cash flows	(5,992,836)

Standardized measure of discounted future net cash flows	$6,757,082

Representative NYMEX prices (1)
Oil (Bbl)	$94.71
Natural gas (MMBtu)	$2.76

(1)	In accordance with SEC regulations, reserves at December 31, 2012, were estimated using the average price during the
12-month period, determined as an unweighted average of the first-day-of-the-month price for each month, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions. The price used to estimate reserves is held constant over the life of the reserves.

The following summarizes the principal sources of change in the standardized measure of discounted future net cash flows for the year ended December 31, 2012 (in thousands):

Beginning Balance	$2,630,658
Net changes in prices and production costs	(404,758)
Oil, gas, and NGL sales, net of production costs	(657,871)
Changes in estimated future development costs	109,820
Extensions and discoveries, net of future development costs	3,992,523
Revisions of quantity estimates	651,055
Previously estimated development costs incurred during the period	102,752
Accretion of discount	265,495
Other, primarly changes in timing	67,408

Ending balance	$6,757,082